As filed with the Securities and Exchange Commission on April 18, 2014

Registration No. 333-192346

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO REGISTRATION STATEMENT ON FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UMPQUA HOLDINGS CORPORATION

(Exact name of registrant as specified in its
charter)

Oregon	93-1261319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One SW Columbia, Suite 1200
Portland, Oregon 97258

(Address of principal executive offices) (Zip Code)

Northern Empire Bancshares 1997 Stock Option Plan

Sterling Savings Bank Employee Savings and Investment Plan & Trust

Sterling Financial Corporation 2007 Long-Term Incentive Plan

Sterling Financial Corporation 2010 Long-Term Incentive Plan

(Full title of the Plan)

Raymond P. Davis
President and Chief Executive Officer

Umpqua Holdings Corporation
One SW Columbia, Suite 1200

Portland, Oregon 97258

(Name and address of agent for service)

(503) 727-4100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, no par value, issuable under the Northern Empire Bancshares 1997 Stock Option Plan	2,570	(1)	N/A	N/A	N/A
Common stock, no par value, issuable under the Sterling Savings Bank Employee Savings and Investment Plan & Trust	343,350	(1)	N/A	N/A	N/A
Common stock, no par value, issuable under the Sterling Financial Corporation 2007 Long-Term Incentive Plan	460	(1)	N/A	N/A	N/A
Common stock, no par value, issuable under the Sterling Financial Corporation 2010 Long-Term Incentive Plan	439,980	(1)	N/A	N/A	N/A

(1)         Represents shares of common stock of Umpqua Holdings Corporation issuable pursuant to awards granted under the above referenced plans of Sterling Financial Corporation, which plans were assumed by Umpqua Holdings Corporation at the effective time of the merger of Sterling Financial Corporation with and into Umpqua Holdings Corporation on April 18, 2014.  Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities issued in connection with the provisions of the above-referenced plans, providing for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)         This Post-Effective Amendment No. 1 covers securities that were originally registered on Umpqua Holding Corporation’s Registration Statement on Form S-4 (Registration No. 333-192346), as amended.  All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Registration Statement on Form S-4, to which this Post-Effective Amendment No. 1 relates.

EXPLANATORY NOTE

Umpqua Holdings Corporation, an Oregon corporation (“Umpqua” or the “Company”), hereby amends its Registration Statement on Form S-4, Registration No. 333-192346, which was filed on November 15, 2013, subsequently amended, and declared effective on January 17, 2014 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment No. 1”).  The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to as the “Registration Statement.”  Umpqua filed the Form S-4 in connection with the merger (the “Merger”) of Sterling Financial Corporation, a Washington corporation (“Sterling”), with and into Umpqua on April 18, 2014.

At the effective time of the Merger, each outstanding award in respect of Sterling common stock that was granted pursuant to the plans identified above (the “Sterling Plans”) was converted into an award in respect of Umpqua common stock in accordance with the provisions of the Agreement and Plan of Merger dated September 11, 2013 by and between Umpqua and Sterling (the “Converted Awards”).  This Post-Effective Amendment No. 1 covers shares of the Umpqua’s common stock originally registered on the Form S-4 that may be issued in respect of Converted Awards pursuant to the Sterling Plans following the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                                                INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are incorporated in this Registration Statement by reference:

1.              The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

2.              The Company’s current reports on Form 8-K filed on January 31, 2014, February 28, 2014, March 19, 2014, April 1, 2014 and April 18, 2014, and on Form 8-K/A filed on September 11, 2013;

3.              The description of Umpqua’s common stock set forth in the Company’s Current Report on Form 8-K filed May 30, 2007, for the purpose of updating the description contained in the Registration Statement on Form 10 filed by Umpqua Bank (formerly known as South Umpqua Bank) pursuant to Section 12 of the Exchange Act with the Federal Deposit Insurance Corporation on February 6, 1998, and any amendment or reports filed for the purpose of updating that description. On March 19, 1999, the Company filed notice on Form 8-K12G3 that pursuant to Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to Umpqua Bank and the common stock of the Company was deemed to be registered pursuant to section 12(g) of the Exchange Act.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.                                                DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.                                                INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.                                                INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Oregon Business Corporation Act (the “OBCA”), a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (1) the person’s conduct was in good faith and in a manner he or she reasonably believed was in the corporation’s best interest or at least not opposed to its best interests and (2) if the proceeding was a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the person was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of incorporation of the corporation provide otherwise, such indemnification is mandatory if the person is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

Umpqua’s restated articles of incorporation grant an indemnification right to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, (including all appeals) (other than an action by or in the right of the Company discussed below) by reason of or arising from the fact that the person is or was a director or officer of Umpqua or one of its subsidiaries, or is or was serving at the request of Umpqua as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney’s fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal action or proceeding, that the person knew that the conduct was unlawful.

Umpqua’s restated articles of incorporation also grant an indemnification right to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including all appeals) by or in the right of the Company to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of Umpqua or one of its subsidiaries, or is or was serving at the request of Umpqua as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such action or suit if the person acted in good faith, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person’s duty to the Company, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Company, or for any distribution to shareholders which is unlawful under the OBCA, or successor statute, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent a director or officer (or an employee if the board of directors votes to extend an indemnification right to such person) is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The Company may advance expenses prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the Company and a written affirmation of the person’s good faith belief that he or she has met the applicable standard of conduct. The undertaking must be a general personal obligation of the party receiving the advances but need not be secured and may be accepted without reference to financial ability to make repayment.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (1) any breach of the directors’ duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any unlawful distribution, or (4) any transaction from which the director derived an improper personal benefit. Umpqua’s articles of incorporation provide that, to the fullest extent permissible by law, no director shall be personally liable to Umpqua or its shareholders for monetary damages.

Umpqua also maintains directors’ and officers’ liability insurance under which its directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

The foregoing is only a general summary of certain aspects of Oregon law and Umpqua’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the OBCA referenced above and the articles of incorporation and bylaws of Umpqua.

ITEM 7.                                                EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                                                EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 9.                                                UNDERTAKINGS.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on April 18, 2014.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Raymond P. Davis
Raymond P. Davis
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 18, 2014:

/s/ Raymond P. Davis
Raymond P. Davis
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Ronald L. Farnsworth
Ronald L. Farnsworth
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Neal T. McLaughlin
Neal T. McLaughlin
Executive Vice President and Treasurer
(Principal Accounting Officer)

/s/ Peggy Yvonne Fowler
Peggy Yvonne Fowler
Chairman of the Board of Directors

/s/ Bryan L. Timm
Bryan L. Timm
Vice Chairman of the Board of Directors

/s/ Ellen R. M. Boyer
Ellen R. M. Boyer
Director

/s/ Robert C. Donegan
Robert C. Donegan
Director

/s/ C. Webb Edwards
C. Webb Edwards
Director

/s/ Stephen M. Gambee
Stephen M. Gambee
Director

/s/ James S. Greene
James S. Greene
Director

/s/ Luis F. Machuca
Luis F. Machuca
Director

/s/ Maria M. Pope
Maria M. Pope
Director

/s/ Laureen E. Seeger
Laureen E. Seeger
Director

/s/ Susan F. Stevens
Susan F. Stevens
Director

/s/ Hilliard C. Terry III
Hilliard C. Terry III
Director

Frank R. J. Whittaker
Director

*By:	/s/ Raymond P. Davis
Raymond P. Davis
Attorney-in-Fact
April 18, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Umpqua Holdings Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on May 7, 2010)

3.2	Bylaws, as amended, of Umpqua Holdings Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4 filed on November 15, 2013)

3.3

Amendment to Restated Articles of Incorporation of Umpqua Holdings Corporation (incorporated by reference to Annex F to the joint proxy statement/prospectus contained in the Company’s Registration Statement on Form S-4 filed on November 15, 2013)

5.1

Opinion of Steven L. Philpott regarding the validity of the securities being registered (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed on January 17, 2014 to which this Post-Effective Amendment No. 1 relates)

23.1	Consent of Moss Adams LLP*

23.2	Consent of KPMG LLP*

23.3	Consent of Deloitte & Touche LLP*

23.4	Consent of Steven L. Philpott*

24.1	Power of Attorney (contained in the Company’s Registration Statement on Form S-4 filed on November 15, 2013)

*  Filed herewith.

E-1